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                                                                      EXHIBIT 15


Sierra Pacific Resources
6100 Neil Road
Reno, Nevada  89520

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sierra Pacific Resources and subsidiaries (the Company) for the period ended June 30, 1999 as indicated in our report dated August 5, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated by reference in this Current Report on Form 8-K/A is incorporated by reference in Registration Statement No. 333-4374 of the Company on Form S-3, Registration Statement No. 333-62895 of the Company on Form S-4, and Registration Statement Nos. 2-92454, 333-8764 6, and 33-48152 of the Company on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of this Amendment to the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



September 15, 1999


DELOITTE & TOUCHE LLP
Reno, Nevada